Exhibit 5.1

K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T +1 949 253 0900 F +1 949 253 0902 klgates.com

November 17, 2017

Veritone, Inc.

575 Anton Blvd., Suite 900

Costa Mesa, California 92626

Ladies and Gentlemen:

We have acted as counsel for Veritone, Inc., a Delaware corporation (the “Company”) in connection with the registration of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1 (File No. 333-221570) (the “Initial Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and a Registration Statement on Form S-1 relating to the Initial Registration Statement filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”). The 462(b) Registration Statement relates to the registration of 201,250 shares of Common Stock (the “Additional Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering such opinion, we have examined the Registration Statement, the most recent prospectus included in the Registration Statement on file with the Commission as of the date of this opinion letter, the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and records of the corporate action of the Company relating to the Registration Statement and the authorization for issuance and sale of the Additional Shares and matters in connection therewith. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, it is our opinion that the Additional Shares have been duly authorized by the Company and, when issued and paid for as contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP
K&L Gates LLP